UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2015

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,

Maryland 21401

(Address of principal executive offices)

(410) 571-9860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 14, 2015, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC as representatives of the several underwriters named in Schedule A thereto, in connection with the offer and sale by the Company of 5,750,000 shares of its common stock, par value $0.01 per share, at a price of $18.00 per share (including 750,000 shares pursuant to an option to purchase additional shares which was exercised in full). The Company expects to receive aggregate net proceeds from the offering of approximately $98.9 million after deducting underwriting discounts and commissions and estimated offering expenses. The shares of the Company’s common stock are being offered and sold under a prospectus supplement and related prospectus filed with the U.S. Securities and Exchange Commission pursuant to a shelf registration statement on Form S-3 (File Nos. 333-198157). The offering closed on October 19, 2015. A copy of the underwriting agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated October 14, 2015, among Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Name:	Steven L. Chuslo
Title:	Executive Vice President and General Counsel

Date: October 19, 2015